Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our audit report on financial statements of EV Mobility LLC as of and for the years ended December 31, 2022 and 2021, dated October 20, 2023, included in EV Mobility LLC’s Registration Statement on Form S-1 under the Securities Act of 1933 dated October 20, 2023.

Los Angeles, California
October 20, 2023
PCAOB # 6580